Exhibit 5.2

[LETTERHEAD OF DAVIS POLK & WARDWELL LLP]

June 27, 2012

Comcast Corporation

One Comcast Center

Philadelphia, Pennsylvania 19103-2838

Ladies and Gentlemen:

We have acted as counsel to Comcast Corporation, a Pennsylvania corporation (the “Company”) in connection with the issuance by the Company, pursuant to the Underwriting Agreement dated June 26, 2012 (the “Underwriting Agreement”) among the Company, the Cable Guarantors (as defined below) and BNP Paribas Securities Corp., Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein (the “Underwriters”), of $1,000,000,000 aggregate principal amount of its 3.125% Notes Due 2022 and $1,250,000,000 aggregate principal amount of its 4.650% Notes Due 2042 (collectively, the “Notes”). The Notes are to be issued pursuant to the provisions of the Indenture dated as of January 7, 2003 (the “Indenture”) by and among the Company, the cable guarantors named therein and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated as of March 25, 2003 by and among the Company, the cable guarantors named therein and the Trustee, and as further supplemented by the Second Supplemental Indenture dated as of August 31, 2009 by and among the Company, the cable guarantors named therein (the “Cable Guarantors”) and the Trustee, and guaranteed (the “Cable Guarantees”) on an unsecured and unsubordinated basis by the Cable Guarantors.

We, as your counsel, have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

Based upon the foregoing, we are of the opinion that:

(1) Assuming the Indenture has been duly authorized, executed and delivered by the Trustee and the Company, the Indenture is a valid and binding agreement of the Company and the Cable Guarantors, enforceable against the Company and the Cable Guarantors in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, provided that we express no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the

Comcast Corporation	2	June 27, 2012

conclusions expressed above, (ii) any provision of the Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of any Guarantor’s obligation or (iii) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Notes to the extent determined to constitute unearned interest.

(2) The Cable Guarantees have been duly authorized, and, assuming the Notes have been duly authorized by the Company, when the Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, the Notes will be valid and binding obligations of the Company and the Cable Guarantees will be valid and binding obligations of the Cable Guarantors, in each case enforceable against the Cable Guarantors in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, and will be entitled to the benefits of the Indenture, provided that we express no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Notes to the extent determined to constitute unearned interest.

We are members of the Bar of the States of New York and California and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K filed by the Company on the date hereof and its incorporation by reference into the Company’s registration statement on Form S-3 (File No. 333-179678). In addition, we consent to the reference to our name under the caption “Legal Matters” in the prospectus, which is a part of the registration statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

Very truly yours,

/s/ Davis Polk & Wardwell LLP